Nicor Inc.
Form 8-K
Exhibit 10.1

Nicor Inc.
Salary Deferral Plan
(As Amended and Restated for Post-2004 Benefits, Effective January 1, 2008)

TABLE OF CONTENTS
Page

SECTION	1 General	1

1.1 Purpose	1

1.2 Effective Date, Grandfathering	1

1.3 Affiliates and Employers	1

1.4 Plan Administration, Source of Benefit Payments	1

1.5 Plan Year	2

1.6 Applicable Laws	2

1.7 Gender and Number	2

1.8 Notices	2

1.9 Form and Time of Elections	2

1.10 Evidence	2

1.11 Action by Employers	2

1.12 Defined Terms	2

SECTION	2 Participant Elections	2

2.1 Eligible Participants	2

2.2 Deferral Elections	3

2.3 Distribution Elections	3

2.4 Prior Plan Elections	4

2.5 Salary	4

2.6 Bonus	4

2.7 Plan Not Contract of Employment	5

SECTION	3 Plan Accounting	5

3.1 Accounts	5

3.2 Limit on Crediting of Interest	6

3.3 Interest Yield	6

3.4 Crediting Under Deferral Election	6

3.5 Limit on Distributions	6

SECTION	4 Termination Date	6

SECTION	5 Distribution of Benefits	7

5.1 Normal or Early Retirement Benefit	7

5.2 Disability Benefit	7

5.3 Death Benefit	7

5.4 Resignation or Dismissal Benefit	7

5.5 Pre-Termination Hardship Distribution	8

5.6 Distribution on Change in Control	8

5.7 Form of Retirement Benefit Payment	10

5.8 Form of Disability Benefit Payment	11

5.9 Beneficiaries	11

5.10 Distributions to Persons Under Disability	12

5.11 Benefit May Not be Assigned or Alienated	12

5.12 Offset	12

5.13 Payment Delays	12

SECTION	6 Claim For Benefit Procedure	12

6.1 Claim for Benefits	12

SECTION	7 Committee	13

7.1 Membership	13

7.2 Powers of Committee	13

7.3 Delegation by Committee	14

7.4 Information to be Furnished to Committee	14

7.5 Committee’s Decision Final	14

7.6 Liability and Indemnification of the Committee	14

SECTION	8 Amendment and Termination	14

8.1 Amend or Terminate	14

8.2 Special Distribution	15

8.3 Code Section 409A	15

APPENDIX A	16

Nicor Inc.
Salary Deferral Plan
(As Amended and Restated for Post-2004 Benefits, Effective January 1, 2008)

SECTION 1

General

1.1 Purpose.  Nicor Inc. Salary Deferral Plan (the “Plan”) has been established by Nicor Inc. (the “Company”) so that it, and each of its Affiliates which, with the consent of the Company, adopts the Plan may provide its eligible key management employees with an opportunity to build additional financial security, thereby aiding such companies in attracting and retaining employees of exceptional ability.

1.2 Effective Date, Grandfathering.  The “Effective Date” of the amended and restated Plan is January 1, 2008, but the terms of this amended and restated Plan shall apply only to amounts deferred under this Plan after December 31, 2004 (and the interest earned thereon) and amounts earned but not vested as of December 31, 2004.  Notwithstanding any provisions of the Plan to the contrary, the provisions of the Plan in effect on October 3, 2004 and not the provisions of this amended and restated Plan shall apply to those amounts that were earned and vested under the Plan within the meaning of Treas. Reg. §§1.409A-6(a) as of December 31, 2004, as well as the interest earned thereon (“Grandfathered Benefits”).  The terms applicable to the Grandfathered Benefits have not been materially modified within the meaning of Treas. Reg. §§1.409A-6(a)(1) and (4) on or after October 3, 2004.

1.3 Affiliates and Employers.  The term “Affiliate” means any corporation, trade or business during any period during which it is, along with the Company (or, before the Company was established, Northern Illinois Gas Company now doing business as Nicor Gas (“Nicor Gas”)), a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company and each Affiliate that adopts the Plan for the benefit of its eligible employees are referred to below collectively as the “Employers” and individually as an “Employer”.

1.4 Plan Administration, Source of Benefit Payments.  The authority to control and manage the operation and administration of the Plan shall be vested in the compensation committee (the “Committee”) of the Board of Directors of the Company (the “Board”).  In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties set forth in Section 7.  The amount of any benefit payable under the Plan shall be paid from the general assets of the Employer with respect to whose employee or former employee the benefit is payable.  Subject to the provisions of the Plan, the liability of an Employer (the “Original Employer”) with respect to a Participant on account of reduction in the Participant’s cash remuneration from the Original Employer pursuant to a Deferral Election shall not be affected by the Participant’s leaving the employ of such Original Employer to become an employee of another Employer or an Affiliate (the “New Employer”); provided, however, that, with the consent of the Original Employer and the New Employer, but without the consent of the Participant, the liability of the Original Employer may be transferred to the New Employer.  In the event of such transfer (a) the Original Employer shall thereafter have no obligation to the Participant under the Plan, and (b) the New Employer’s rights and obligations with respect to the Participant shall be governed by the terms of the Plan, with the New Employer substituted for the Original Employer under the Plan.  Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Employers whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan.  The Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers.  Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

1.5 Plan Year.  The term “Plan Year” means the twelve-consecutive-month period beginning on each January 1.

1.6 Applicable Laws.  The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.7 Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

1.8 Notices.  Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices.  Any notice required under the Plan may be waived by the person entitled to notice.

1.9 Form and Time of Elections.  Unless otherwise specified herein, each election permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times and in such form as the Committee shall require.

1.10 Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.11 Action by Employers.  Any action required or permitted to be taken by any Employer shall be by resolution of its Board of Directors, or by a duly authorized officer of the Employer.

1.12 Defined Terms.  Terms used frequently with the same meaning are indicated by initial capital letters, and are defined throughout the Plan.  Appendix A contains an alphabetical listing of all such terms and the subsections in which they are defined.

SECTION 2

Participant Elections

2.1 Eligible Participants.  Employees of any Employer who shall be eligible to participate in the Plan shall be determined by the compensation committee of that Employer.  Notwithstanding the foregoing provisions of this subsection 2.1, participation in the Plan shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as determined by the Committee.

2.2 Deferral Elections.  An individual’s participation in the Plan shall be subject to the following:

(a)
An employee of an Employer who, prior to the beginning of any Plan Year, has been designated by the compensation committee of such Employer as eligible to participate in the Plan for the Plan Year shall become a Participant for that year by filing an election (“Deferral Election”) before the first day of that year.

(b)
The Participant shall elect, by his Deferral Election, to have the amount of Salary that would otherwise be payable to him from the Employer during each pay period during the Plan Year for which the Deferral Election is in effect reduced by an amount that is not less than 2 percent nor more than 10 percent (in multiples of 1 percent) of his Salary for each such pay period.  If a Participant’s rate of Salary changes from pay period to pay period, there shall be a corresponding change in the amount of the reduction in his cash remuneration pursuant to his Deferral Election, so that the percentage of Salary subject to such election remains constant.

(c)
The Participant shall elect, by his Deferral Election, to have the amount of Bonus that would otherwise be payable to him from the Employer after the end of the Plan Year for which the Deferral Election is in effect reduced by an amount that is not less than 10 percent nor more than 20 percent (in multiples of 1 percent) of his Bonus for such Plan Year.

(d)
In the event that a Participant ceases to be a member of the group of employees to which the Plan is then extended, then Salary and Bonus reductions as previously elected will continue for the remainder of the Plan Year; however, the former Participant will not be permitted to file a Deferral Election for subsequent years unless he again becomes a member of the group of employees to which the Plan is extended.

(e)
Notwithstanding any provision of the Plan to the contrary, a Deferral Election shall be automatically cancelled on the Participant’s Termination Date (as defined in Section 4) and shall be without effect thereafter.

(f)	No new Deferral Election shall be accepted after a Change in Control.

(g)
A Participant’s Deferral Election for any Plan Year shall be applicable to Salary paid in that Plan Year and to Bonus for that Plan Year, but such Bonus is paid after the end of the Plan Year.  Except as otherwise provided in subsection 5.5, a Participant’s Deferral Election shall be irrevocable as of the day immediately before the Plan Year to which it applies.

2.3 Distribution Elections.  Distribution of a Participant’s Account under the Plan shall be subject to the following:

(a)
Each Participant shall file a Distribution Election prior to the first day of each Plan Year in which deferrals are made on his behalf under the Plan (or under the transition rules of Code Section 409A, prior to January 1, 2009).  Such Distribution Election shall apply for the deferrals made on his behalf under the Plan with respect to such Plan Year, and shall be irrevocable as of the day immediately preceding such Plan Year.

(b)
A Participant may change his Distribution Election after it has become irrevocable for a Plan Year by submitting a modified Distribution Election to the Committee under the rules of the Plan, and in accordance with the following criteria:

(i)	The election of the new form of payment or payment schedule shall have no effect until at least 12 months after the date on which the election is made;

(ii)
The initial payment date under the modified Distribution Election must be the first day of a calendar year that is no sooner than five (5) years after the previously designated initial payment date (unless the modified election is with respect to benefits payable upon death, in accordance with subsection 4(d)); and

(iii)	The election must be made at least 12 months prior to the Participant's previously designated initial payment date.

A Participant’s modified Distribution Election shall not be considered to be made until the date on which the election becomes irrevocable.  Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated initial payment date.  Any such modified Distribution Election must comply with the requirements of subsections 5.7 and 5.8, including, without limitation, with respect to the period of time during which benefits may be payable.  Installment payments shall be treated as a single payment for purposes of Code Section 409A.

2.4 Prior Plan Elections.  Participant elections with respect to Grandfathered Benefits shall be governed by the terms of the Plan as in effect on October 3, 2004.

2.5 Salary.  For purposes of the Plan, a Participant’s “Salary” from any Employer means the regular basic cash remuneration paid to him for such period by reason of his employment with that Employer as a Participant, excluding bonuses, overtime pay, and all other kind of remuneration of any kind including, but not limited to pre-paid salary increase advances and lump sum raise payments, and including vacation pay, reductions in cash remuneration under this Plan, reductions to reflect contributions under a plan described in Section 125 of the Code and contributions under a cash or deferred arrangement described in Section 401(k) of the Code.

2.6 Bonus.  For purposes of the Plan, a Participant’s “Bonus” from any Employer means the gross annual bonus amount(s) payable to a Participant from the Employer’s annual incentive plan(s), if any, in effect for the Employer’s fiscal year coinciding with the Plan Year (but payable after the end of the Plan Year) otherwise payable in cash, and considered “wages” for FICA and federal income tax withholding; provided, however, that a participant’s bonus shall be determined without regard to any reduction to reflect contributions under a plan described in Section 125 of the Code or contributions under a cash or deferred arrangement described in Section 401(k) of the Code, or any amount deferred under an unfunded, nonqualified plan maintained by the Employer.

2.7 Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee or Participant the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Plan Accounting

3.1 Accounts.  For each Participant who has filed a Deferral Election, the Committee shall establish an Account.  A Participant’s Account balance as of any date shall be equal to the amount determined in accordance with the following provisions of this subsection 3.1 based on the Interest Yield then applicable to such Account balance:

(a)	first, credit to the Account balance the applicable Interest Yield based on the average Account balance for the previous day;

(b)	then, charge to the Account balance the amount of any distributions under the Plan with respect to that Account balance as of that date; and

(c)	then, credit to the Account balance the amount to be credited as of that date in accordance with subsection 3.4.

The foregoing provisions shall apply so long as a Participant has an account balance under the Plan, even if the Participant is no longer eligible to file a Deferral Election pursuant to subsections 2.2 or 5.5.

The Committee may establish lump sum and installment distribution subaccounts under a Participant’s Account to reflect those amounts pursuant to which the Participant has made an election to receive lump sum or installment distributions as provided in subsections 5.7 and 5.8 pursuant to an applicable Distribution Election.

A distribution to a Participant pursuant to the provisions of subsection 5.5 shall not affect the Interest Yield used to determine the Participant’s Account balance as of any subsequent date.  Accordingly, if any amounts are distributed to or on behalf of a Participant under the Plan at a time when the Account balance is to be determined in accordance with the Termination Interest Yield, then the Participant’s Account balance shall be recomputed using the Termination Interest Yield from the date each such deferral was first made.  If any amounts are distributed to or on behalf of a participant under the Plan at a time when the Account balance is to be determined in accordance with the Retirement Interest Yield, the Participant’s Account balance shall be recomputed from the date such deferrals were first made, using the Retirement Interest Yield.

3.2 Limit on Crediting of Interest.  Notwithstanding the foregoing provisions of this Section 3, a Participant’s Account balance shall not be credited with interest in accordance with the provisions of paragraph 3.1(a) with respect to the amount of any payment or distribution for the period occurring after the date as of which such amount is to be paid in accordance with the provisions of the Plan (such payment date calculated to include any delay due to regulatory requirements), regardless of the date on which payment is actually made.

3.3 Interest Yield.  The applicable “Interest Yield” for any date in any calendar quarter shall be equal to:

(a)
for any portion of the Account balance to be determined on the basis of the Termination Interest Yield, the applicable Interest Yield shall be 100% of the Bond Rate for the next preceding calendar quarter (or other time period deemed appropriate by the Committee); and

(b)
for any portion of the Account balance to be determined on the basis of the Retirement Interest Yield, the applicable Interest Yield shall be 130% of the Bond Rate for the next preceding calendar quarter (or other time period deemed appropriate by the Committee).

The “Bond Rate” for any calendar quarter (or other time period deemed appropriate by the Committee) shall be the composite average yield of industrial and public utility bonds, rated Aaa through Baa for that period, as determined from Mergent Bond Record published monthly by Mergent FIS, Inc. (or any successor thereto) or, if such yield is no longer available, a substantially similar average selected by the Committee.

3.4 Crediting Under Deferral Election.  A Participant’s Account balance shall be credited, in accordance with the provisions of paragraph 3.1(c), with the amount by which his Salary and/or Bonus from his Employer is reduced pursuant to a Deferral Election, as of the date on which such Salary and/or Bonus would otherwise have been paid to the Participant by the Employer were it not for the reduction made pursuant to the Deferral Election.

3.5 Limit on Distributions.  In no event shall the amount distributed under the Plan with respect to any Participant as of any date exceed the amount of his Account balance as of that date.

SECTION 4

Termination Date

A Participant’s “Termination Date” is the first to occur of the following dates:

(a)
Normal Retirement.  The date of the Participant’s Separation from Service after the Participant has attained age 65.  For purposes of the Plan, a Participant’s “Separation from Service” is the date of termination of the Participant’s services to the Company and all Affiliates, whether voluntarily or involuntarily, other than by reason of death, as determined in accordance with Treas. Reg. §1.409A-1(h).

(b)	Early Retirement. The date of the Participant’s Separation from Service before the Participant has attained age 65, and after he has attained age 55 and has completed at least ten Years of Service.  For purposes of the Plan, a Participant’s “Years of Service” as of any date shall equal the total number of years, computed to fractional portions thereof, during which he was employed by any entity that either (i) was an Employer or Affiliate at the time of such employment, or (ii) becomes an Employer or Affiliate after the time of such employment but prior to his Separation from Service.

(c)
Disability.  The date of the Participant’s Separation from Service by reason of his becoming Disabled.  A Participant will be considered to be “Disabled” if he is unable to perform satisfactorily the essential duties of his position with his employer, and such inability is reasonably likely to continue for a period of at least twelve months, all as determined by the Committee.

(d)	Death. The date the Participant’s employment with the Employers and Affiliates terminates because of his death.

(e)	Resignation or Dismissal. The date of the Participant’s Separation from Service prior to his Normal Retirement or Early Retirement for reasons other than death or Disability.

SECTION 5

Distribution of Benefits

5.1 Normal or Early Retirement Benefit.  If a Participant’s Termination Date occurs in accordance with paragraph 4(a) or paragraph 4(b) (relating to Normal Retirement or Early Retirement), his Account balance not attributable to Grandfathered Benefits shall be determined based on the Retirement Interest Yield and shall be distributed in accordance with subsection 5.7.

5.2 Disability Benefit.  If a Participant’s Termination Date occurs in accordance with paragraph 4(c) (relating to Disability), his Account balance not attributable to Grandfathered Benefits shall be determined based on the Retirement Interest Yield and shall be distributed in accordance with subsection 5.8.

5.3 Death Benefit.  If a Participant’s Termination Date occurs in accordance with paragraph 4(d) (relating to death), his Account balance not attributable to Grandfathered Benefits shall be determined based on the Retirement Interest Yield, and shall be distributed in a lump sum on the 60th day after the date of his death.

5.4 Resignation or Dismissal Benefit.  If a Participant’s Termination Date occurs in accordance with paragraph 4(e) (relating to resignation or dismissal), his Account balance not attributable to Grandfathered Benefits shall be determined as follows: (a) if the Participant has accrued at least three (3) continuous years of service with the Employers and/or Affiliates, elapsed from the date that his first Deferral Election under the Plan became irrevocable until his Termination Date, then he shall have the Retirement Interest Yield applied, and (b) if the Participant has accrued fewer than three (3) continuous years of service with the Employers and/or Affiliates, elapsed from the date that his first Deferral Election under the Plan became irrevocable until his Termination Date, then he shall have the Termination Interest Yield applied.

Such Account balance shall be distributed in a lump sum on the first business day of the seventh month following such Termination Date.

5.5 Pre-Termination Hardship Distribution.  With the consent of the compensation committee of the Participant’s Employer (or, if the Participant is then employed by an Affiliate, the compensation committee of the Company), a Participant who is employed by an Employer or Affiliate may, upon the occurrence of an Unforeseeable Emergency (as defined below), elect to have paid to him from his Account balance not attributable to Grandfathered Benefits as of any date an amount that does not exceed the lesser of (a) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution, or (b) the amount that would be distributable to him under the Plan if the date as of which such payment is to be made were his Termination Date and his Plan benefit were paid in a lump sum.  A Participant shall not be eligible to receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation from insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.  If the appropriate committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant’s payout shall be determined as of the date on which such committee approval occurs and shall be distributed to the Participant in a lump sum no later than 60 days after such determination date.  In addition, in the event of such approval the Participant’s Deferral Election shall be cancelled for the remainder of the Plan Year.

“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, (c) imminent foreclosure on or eviction from the Participant’s primary residence, (d) the need to pay for medical expenses, including non-refundable deductibles and the costs of prescription drug medications, (e) the need to pay for the funeral expenses of the Participant’s spouse, Beneficiary, or dependent (as defined above), or (f) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the appropriate compensation committee in accordance with Treas. Reg. Sec. 1.409A-3(i)(3).

5.6 Distribution on Change in Control.  Upon the occurrence of a Change in Control (as defined below), the Account balance of each Participant who was employed by an Employer or an Affiliate on the date of such Change in Control shall be determined as of the date of the Change in Control based on the Retirement Interest Yield.  The Account balance not attributable to Grandfathered Benefits of each Plan Participant (regardless of any elections that may otherwise be applicable to him under the Plan) shall be distributed in a lump sum as soon as practicable after the date of such Change in Control, but in no event later than 15 days after the occurrence of such Change in Control.  Payments under this subsection 5.6 shall be in lieu of any amounts that would otherwise be payable after the date as of which the Participant’s Account balance is determined for purposes of payment under this subsection.  For purposes of the Plan, “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of an entity, as determined in accordance with this subsection 5.6.  In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of an entity, the following provisions shall apply:

(a)
A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), acquires ownership of the equity securities of the Company that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v).  If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, or to have effective control of the Company within the meaning of subsection 5.6(b), and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of the Company.

(b)	A “change in the effective control” of the Company shall occur on either of the following dates:

(i)
The date on which any Person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  If a Person is considered to possess 30% or more of the total voting power of the Company’s equity securities, and such Person acquires additional stock of the Company, the acquisition of additional stock by such Person shall not be considered to cause a “change in the effective control” of the Company; or

(ii)
The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

(c)
A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the

Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

(d)
Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Company or entity controlled by the Company, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(e)
For purposes of this subsection 5.6, (i) the term “Company” shall mean Nicor Inc. and shall include any Successor to Nicor Inc.; and (ii) the term “Successor to Nicor Inc.” shall mean any corporation, partnership, joint venture or other entity that succeeds to the interests of Nicor Inc. by means of a merger, consolidation, or other restructuring that does not constitute a Change in Control.

5.7 Form of Retirement Benefit Payment.  Benefits payable in accordance with the provisions of subsection 5.1 (relating to Normal Retirement and Early Retirement benefits) shall be distributed in accordance with the following provisions of this subsection 5.7 and the Participant’s Distribution Elections.

(a)
Benefits shall be paid in either a single lump sum or as annual installments, as elected by the Participant in the Distribution Election.  The amount of each installment payment shall be a fixed amount calculated to amortize the unpaid installment distribution subaccount balance in annual installments of principal and interest, and shall be based on the Retirement Interest Yield in effect at the time payments commence.  The Committee may, in its discretion, recompute the amount of the installment every three (3) years to reflect actual or projected changes in the Retirement Interest Yield.

In any situation in which the Committee is unable to determine the method of payment because of an incomplete, unclear or uncertain Distribution Election or if no Distribution Election is on file with regard to a Plan Year, then the applicable amounts in the Participant's Account not attributable to Grandfathered Benefifs will be paid in installments in accordance with subsection 5.7(b).  Payment of Grandfathered Benefits will be determined under the terms of the Plan as in effect on October 3, 2004.

(b)	The payments with respect to a Participant under this subsection 5.7 shall be made in accordance with the following:

(i)
Subject to the following provisions of this paragraph (b), the first such payment under this subsection 5.7 shall be made for the calendar year following the calendar year in which occurs the later of (A) the Participant’s 65th birthday, or (B) the Participant’s Termination Date; provided, however, that the Participant may elect in the Distribution Election to have this paragraph (b)(i) apply to him with respect to all benefits payable under the Plan without regard to the provisions of clause (b)(i)(A) next above.

(ii)
Except in the case where benefits under this subsection 5.7 are payable in the form of a lump sum, an installment payment shall be made under this subsection 5.7 for each calendar year following the year in which the first installment payment is made; provided that the last installment shall be made for the calendar year in which occurs the 80th anniversary of the Participant’s birth.  In a Distribution Election modification made in accordance with subsection 2.3(b), the Participant may elect a shorter annual installment period, provided that the last installment shall be made no later than the calendar year in which occurs the Participant’s 80th birthday.

(iii)
The payment with respect to a Participant under this subsection 5.7 for any calendar year shall be made as of the January 1st of that year.  Notwithstanding the foregoing, the first payment under this subsection 5.7 shall not be made prior to the earlier of (A) the first business day of the seventh month after the Participant’s Termination Date or (B) the date of the Participant’s death.

5.8 Form of Disability Benefit Payment.  Benefits payable in accordance with the provisions of subsection 5.2 (relating to disability benefits) shall be distributed in accordance with the following provisions of this subsection 5.8:

(a)
Benefits shall be paid as sixteen (16) annual installments, beginning after the Participant’s Termination Date as provided under subsection 5.8(b).  The amount of each installment payment shall be a fixed amount calculated to amortize the unpaid balance of the installment distribution subaccount in annual installments of principal and interest, and shall be based on the Retirement Interest Yield in effect at the time payments commence.  The Committee may, in its discretion, recompute the amount of the installment every three (3) years to reflect actual or projected changes in the Retirement Interest Yield.  Payment of Grandfathered Benefits will be determined under the terms of the Plan as in effect on October 3, 2004.

(b)
The first payment with respect to a Participant under this subsection 5.8 shall be made on the first business day of the seventh month after the Participant’s Termination Date.  Each other installment payment made with respect to a Participant under this subsection 5.8 for any calendar year shall be made as of the January 1st of that year.  No payment under this subsection 5.8 shall begin prior to the earlier of (i) the first business day of the seventh month after the Participant’s Termination Date or (ii) the date of the Participant’s death.

5.9 Beneficiaries.  Each Participant from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits (“Beneficiary”).  A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier.  If more than one Beneficiary has been designated, the balance in the Participant’s Account shall be distributed to each such Beneficiary per capita.  Except as otherwise specifically provided in this subsection 5.9, if a deceased Participant failed to designate a Beneficiary as provided above, or if no designated Beneficiary survives the Participant or dies before complete payment of the Participant’s benefits, then his benefits shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and any designated Beneficiary.

If the Participant dies before the payment of all of the benefits to which he is entitled under subsections 5.7 and 5.8, payment of his Account balance shall continue to be made, in accordance with the applicable subsection, to his Beneficiary.

5.10 Distributions to Persons Under Disability.  Notwithstanding the provisions of this Section 5, if, in the Committee’s opinion, a Participant or Beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment shall be in lieu of any such payment to such Participant or Beneficiary.  Thereafter, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

5.11 Benefit May Not be Assigned or Alienated.  Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part hereof, which are expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgements, alimony or separate maintenance owned by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

5.12 Offset.  If, at the time payments are to be made under the Plan, the Participant or Beneficiary or both are indebted or obligated to any Employer or Affiliate, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Committee, be reduced by the amount of such indebtedness, or obligation, provided, however, that an election by the Committee not to reduce any such payment shall not constitute a waiver of the claim for such indebtedness or obligation.

5.13 Payment Delays.  If due to administrative reasons the Participant’s Account or portion of the Participant’s Account cannot be distributed on the date otherwise payable under this Section 5, then such Account balance shall be distributed as soon as practicable thereafter, but no later than December 31st of the calendar year in which such distribution is otherwise payable (or the 15th day of the third calendar month following the date otherwise payable, if later).

SECTION 6

Claim For Benefit Procedure

6.1 Claim for Benefits.  Any claim for benefits under the Plan shall be governed by and submitted pursuant to the rules established under the Nicor Claims Procedures for Nonqualified Plans, as such are in effect from time to time.  The decision of the Committee shall be conclusive, final and binding in all respects on both the Company and the claimant.  Benefits shall be paid only if the Committee determines that the claimant is entitled to them.

SECTION 7

Committee

7.1 Membership.  The authority to manage and control the operation and administration of the Plan shall be vested in the Compensation Committee of the Company’s Board of Directors (the “Committee”).  Except as otherwise specifically provided in this Section 7, in controlling and managing the operation and administration of the Plan, the Committee shall act by the concurrence of a majority of its then members by meeting or by writing without a meeting.  The Committee, by unanimous written consent, may authorize any one of its members to execute any document, instrument or direction on its behalf.

7.2 Powers of Committee.  Subject to the conditions and limitations of the Plan, the Committee shall have the sole and complete authority and discretion to:

(a)	Conclusively interpret and construe the provisions of the Plan and to remedy ambiguities, inconsistencies and omissions of whatever kind or nature;

(b)
Adopt, and apply in a uniform and nondiscriminatory manner to all persons similarly situated, such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan, and as are consistent with the provisions of the Plan;

(c)
Conclusively determine all questions arising under the Plan, including the power to determine rights or eligibility of employees or former employees, and the respective benefits of Participants and others entitled thereto;

(d)	Maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

(e)	Direct all benefit payments under the Plan;

(f)	Furnish the Company and its subsidiaries with such information with respect to the Plan as may be required by them for tax or other purposes;

(g)
By unanimous action of the members then acting, employ agents and counsel (who also may be employed by the Company and its subsidiaries or a trustee) and to delegate to them, in writing, such powers as the Committee considers desirable;

(h)	Correct any defect or omission and to reconcile any inconsistency in the Plan, and to remedy any error in any payment made hereunder; and

(i)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion.  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is conclusive, final and binding on all persons.

7.3 Delegation by Committee.  The Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked at any time.

7.4 Information to be Furnished to Committee.  The Company and participating subsidiaries shall furnish the Committee such data and information as it may require.  The records of the Company and participating subsidiaries as to an employee’s or Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment and compensation amounts shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

7.5 Committee’s Decision Final.  To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.  Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Committee, in its discretion, determines that the applicant is entitled to them.

7.6 Liability and Indemnification of the Committee.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or participating subsidiaries be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or participating subsidiaries.  The Committee and the individual members thereof shall be indemnified by the Company or participating subsidiary against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members by reason of the performance of a Committee function under the terms of this Plan unless such liability, loss, cost or expense arises due to his own fraud or willful misconduct.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.  For purposes of this subsection 7.6, the term “Committee” includes both the Committee and members of the compensation committee of the Participant’s employer.

SECTION 8

Amendment and Termination

8.1 Amend or Terminate.  While the Committee expects and intends the Company to continue the Plan, the Committee reserves the right, at any time and in any way, to amend, suspend or terminate the Plan; provided, however, that subject to the provisions of the following sentence, neither an amendment nor a termination shall adversely affect the rights of any Participant or Beneficiary under the Plan.  The Committee, by Plan amendment or termination, may prospectively modify or eliminate the right to have Contributions credited to the Account of any Participant. Notwithstanding the foregoing provisions of this subsection 8.1, the Committee may amend or terminate the Plan at any time, to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.  In addition, the Committee may revoke the Deferral Election of any and all Participants prior to the January 1 of the Plan Year to which the Deferral Election applies.

Notwithstanding the foregoing provisions of this subsection 8.1, if the Committee, in its sole discretion, determines that the economics of the Plan, as applied to either the Employers or the Participants, have been materially adversely affected by one or more changes in the tax laws, other government action, a material change in the Employers’ cost of capital, or any event that is not reasonably within the control of the Employers or the Participants, except in the case of circumstances leading to a material adverse effect on the economics of the Plan as applied to the Participants but not the Employers, the Committee may reduce the Interest Yield to any reasonable rate (including zero) that the Committee determines to be appropriate in view of the circumstances leading to the adverse effect on the economics of the Plan for periods after the date on which such reduction is adopted.

In the event of a Plan termination, the Committee shall distribute Accounts (not including Grandfathered Benefits) in accordance with the requirements of Treas. Reg. §1.409A-3(j)(ix).

8.2 Special Distribution.  Any other provision of the Plan to the contrary notwithstanding, in the event that the IRS prevails in its claims that amounts contributed to the Plan, and/or earnings thereon, constitute taxable income to the Participant or his Beneficiary for any taxable year of his, prior to the taxable year in which such contributions and/or earnings are distributed to the Participant or Beneficiary, or in the event that legal counsel satisfactory to the Company, the trustee and the applicable Participant or Beneficiary renders an opinion that the IRS would likely prevail in such a claim, the amount subject to such income tax shall be immediately distributed to the Participant or Beneficiary.

8.3 Code Section 409A.  To the extent applicable, this Plan shall be interpreted in accordance with Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  If the Company determines that any compensation or benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Company shall amend the Plan or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving the economic agreement of the parties.

APPENDIX A
Account	3.1
Affiliate	1.3
Beneficiary	5.9
Board	1.4
Bond Rate	3.3
Bonus	2.6
Change in Control	5.6
Code	1.3
Committee	1.4
Company	1.1
Deferral Election	2.2
Distribution Election	2.3
Disabled	4(c)
Effective Date	1.2
Employer	1.3
ERISA	2.1
Early Retirement	4(b)
Grandfathered Benefits	1.2
Interest Yield	3.3
Nicor Gas	1.3
Normal Retirement	4(a)
Person	5.6(a)
Plan	1.1
Plan Year	1.5
Salary	2.5
Separation from Service	4(a)
Termination Date	4
Unforeseeable Emergency	5.5
Years of Service	4(b)